Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces First Quarter 2023 Results
Highlights

•First quarter 2023 net income of $156.3 million, or $1.16 per diluted share
•Quarterly adjusted EBITDA of $434.1 million
•Share repurchases of $206.1 million in first quarter 2023
•Expect 2023 adjusted EBITDA of $1.6 to $1.9 billion

Clayton, MO, April 27, 2023 – Olin Corporation (NYSE: OLN) announced financial results for the first quarter ended March 31, 2023.

First quarter 2023 reported net income was $156.3 million, or $1.16 per diluted share, which compares to first quarter 2022 reported net income of $393.0 million, or $2.48 per diluted share. First quarter 2023 adjusted EBITDA of $434.1 million excludes depreciation and amortization expense of $137.1 million and restructuring charges of $60.9 million. First quarter 2022 adjusted EBITDA was $710.9 million. Sales in the first quarter 2023 were $1,844.3 million compared to $2,461.4 million in the first quarter 2022.

Scott Sutton, Chairman, President, and Chief Executive Officer, said, “Our team’s performance in the first quarter continues to demonstrate our winning model’s resilience and ability to deliver significantly higher recessionary trough level adjusted EBITDA compared to Olin’s historical approach. During first quarter, our Chlor Alkali Products and Vinyls team pivoted our market participation as caustic soda became the weaker side of the Electrochemical Unit (ECU) versus chlorine and chlorine derivatives. Olin realigned its operating rates and product purchases to match the caustic soda market conditions; thereby, refraining from selling incremental volume into poor-quality markets. Our Epoxy business continues to be challenged by European and North American demand weakness, aggravated by elevated Asian exports and a muted recovery of Chinese domestic demand. As expected, Winchester’s decisive fourth quarter actions delivered sequential improvement in its segment results, which were further lifted by improved domestic and international military demand.

“In light of the on-going challenging global economic environment, we expect second quarter 2023 results from our Chemical businesses to be slightly lower than first quarter 2023 levels. As commercial customer inventories become more normalized, we expect our Winchester business second quarter 2023 results to increase sequentially from first quarter 2023. Overall, we expect Olin’s second quarter 2023 adjusted EBITDA to be slightly lower than first quarter 2023 levels.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

In first quarter 2023, the Blue Water Alliance joint venture began operations and are consolidated in our Chlor Alkali Products and Vinyls segment. Chlor Alkali Products and Vinyls sales for the first quarter 2023 were $1,117.1 million compared to $1,245.2 million in the first quarter 2022. The decrease in Chlor Alkali Products and Vinyls sales was primarily due to 12% lower volumes partially offset by higher pricing. First quarter 2023 segment earnings were $245.9 million compared to $328.6 million in the first quarter 2022. The $82.7 million decrease in segment earnings was primarily due to lower volumes partially offset by higher pricing across all products except vinyls intermediates, which declined. Chlor Alkali Products and Vinyls first quarter 2023 results included depreciation and amortization expense of $114.4 million compared to $123.1 million in the first quarter 2022.

EPOXY

Epoxy sales for the first quarter 2023 were $360.7 million compared to $789.5 million in the first quarter 2022. The decrease in Epoxy sales was primarily due to 31% lower resin and systems volumes and $184.7 million of lower cumene and bisphenol A sales. As part of the Epoxy business restructuring actions to right-size our global asset footprint to the most cost-effective asset base to support our strategic operating model, the Epoxy business ceased operations at our cumene facility in Terneuzen, Netherlands in first quarter 2023 and one of our bisphenol A production lines at our Stade, Germany facility in fourth quarter 2022. First quarter 2023 segment earnings were $21.4 million compared to $138.0 million in the first quarter 2022. The $116.6 million decrease in Epoxy segment earnings was primarily due to lower volumes and lower pricing, partially offset by lower raw material and operating costs, mainly decreased natural gas and electrical power costs. Epoxy first quarter 2023 results included depreciation and amortization expense of $14.5 million compared to $20.4 million in the first quarter 2022.

WINCHESTER

Winchester sales for the first quarter 2023 were $366.5 million compared to $426.7 million in the first quarter 2022. The decrease in Winchester sales was primarily due to lower commercial ammunition shipments, partially offset by higher military and law enforcement shipments. In fourth quarter 2022 and first quarter 2023, Winchester chose to preserve value by manufacturing and selling less commercial ammunition to adjust overfilled supply chains. First quarter 2023 segment earnings were $61.0 million compared to $118.9 million in the first quarter 2022. The $57.9 million decrease in segment earnings was primarily due to lower commercial ammunition shipments and higher commodity and other materials costs partially offset by higher military and law enforcement sales. Winchester first quarter 2023 and 2022 results included depreciation and amortization expense of $6.2 million.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the first quarter of 2023 increased $4.0 million compared to the first quarter 2022 primarily due to mark-to-market adjustments on stock-based compensation.

LIQUIDITY AND SHARE REPURCHASES

The cash balance on March 31, 2023, was $176.0 million and we ended first quarter 2023 with net debt of approximately $2.6 billion and a net debt to adjusted EBITDA ratio of 1.2 times. During first quarter 2023, net debt increased by $211.5 million, primarily due to the funding of inventory built in advance of a planned maintenance turnaround and typical seasonal working capital. The increase in working capital was $244.4 million in first quarter 2023. On March 31, 2023, Olin had approximately $1.3 billion of available liquidity.

During first quarter 2023, approximately 3.6 million shares of common stock were repurchased at a cost of $206.1 million. On March 31, 2023, Olin had approximately $1.5 billion available under its current share repurchase authorization.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss first quarter 2023 financial results at 9:00 a.m. Eastern time on Friday, April 28, 2023. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the first quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the next business day.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2022, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:

Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our strategic operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions, production hazards and weather-related events;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the failure or an interruption of our information technology systems;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•the negative impact from a public health crisis, such as a pandemic, epidemic or outbreak of infectious disease, including the COVID-19 pandemic and the global response to the pandemic, including without limitation adverse impacts in complying with governmental mandates;
•our indebtedness and debt service obligations;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2023-05

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2023	2022
Sales	$1,844.3	$2,461.4
Operating Expenses:
Cost of Goods Sold	1,441.7	1,807.5
Selling and Administration	111.8	104.3
Restructuring Charges(b)	60.9	3.1
Other Operating Income	0.5	—
Operating Income	230.4	546.5
Interest Expense	42.4	32.9
Interest Income	1.1	0.4
Non-operating Pension Income	5.7	9.6
Income before Taxes	194.8	523.6
Income Tax Provision	40.8	130.6
Net Income	154.0	393.0
Net Loss Attributable to Noncontrolling Interests	(2.3)	—
Net Income Attributable to Olin Corporation	$156.3	$393.0
Net Income Attributable to Olin Corporation Per Common Share:
Basic	$1.19	$2.54
Diluted	$1.16	$2.48
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	131.0	154.7
Average Common Shares Outstanding - Diluted	134.4	158.6

(a)Unaudited.
(b)Restructuring charges for the three months ended March 31, 2023 were primarily associated with operational cessation of our Cumene facility in Terneuzen, Netherlands and the solid epoxy resin production at our facilities in Gumi, South Korea and Guaruja, Brazil, of which $12.8 million of these charges were non-cash impairment charges for equipment and facilities.

Olin Corporation
Segment Information(a)

	Three Months Ended March 31,
(In millions)	2023	2022
Sales:
Chlor Alkali Products and Vinyls	$1,117.1	$1,245.2
Epoxy	360.7	789.5
Winchester	366.5	426.7
Total Sales	$1,844.3	$2,461.4
Income before Taxes:
Chlor Alkali Products and Vinyls	$245.9	$328.6
Epoxy	21.4	138.0
Winchester	61.0	118.9
Corporate/Other:
Environmental Expense	(3.2)	(5.6)
Other Corporate and Unallocated Costs	(34.3)	(30.3)
Restructuring Charges(b)	(60.9)	(3.1)
Other Operating Income	0.5	—
Interest Expense	(42.4)	(32.9)
Interest Income	1.1	0.4
Non-operating Pension Income	5.7	9.6
Income before Taxes	$194.8	$523.6

(a)Unaudited.
(b)Restructuring charges for the three months ended March 31, 2023 were primarily associated with operational cessation of our Cumene facility in Terneuzen, Netherlands and the solid epoxy resin production at our facilities in Gumi, South Korea and Guaruja, Brazil, of which $12.8 million of these charges were non-cash impairment charges for equipment and facilities.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2023	2022	2022
Assets:
Cash and Cash Equivalents	$176.0	$194.0	$197.9
Accounts Receivable, Net	932.1	924.6	1,181.2
Income Taxes Receivable	29.7	43.2	1.2
Inventories, Net	1,089.9	941.9	909.2
Other Current Assets	70.5	52.7	148.9
Total Current Assets	2,298.2	2,156.4	2,438.4
Property, Plant and Equipment (Less Accumulated Depreciation of $4,536.5, $4,413.1 and $4,182.0)	2,606.7	2,674.1	2,827.0
Operating Lease Assets, Net	346.8	356.0	362.5
Deferred Income Taxes	67.3	60.5	95.3
Other Assets	1,104.7	1,102.5	1,116.3
Intangibles, Net	264.8	273.8	314.5
Goodwill	1,420.9	1,420.9	1,420.7
Total Assets	$8,109.4	$8,044.2	$8,574.7
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$9.6	$9.7	$201.2
Accounts Payable	817.1	837.7	791.5
Income Taxes Payable	109.1	133.4	184.9
Current Operating Lease Liabilities	72.1	71.8	75.4
Accrued Liabilities	427.2	508.8	382.1
Total Current Liabilities	1,435.1	1,561.4	1,635.1
Long-term Debt	2,764.6	2,571.0	2,578.9
Operating Lease Liabilities	282.8	292.5	293.7
Accrued Pension Liability	230.4	234.5	355.9
Deferred Income Taxes	505.0	507.3	577.2
Other Liabilities	356.9	333.9	348.0
Total Liabilities	5,574.8	5,500.6	5,788.8
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 129.3, 132.3 and 151.8 Shares	129.3	132.3	151.8
Additional Paid-in Capital	491.6	682.7	1,719.3
Accumulated Other Comprehensive Loss	(482.7)	(495.9)	(461.2)
Retained Earnings	2,354.6	2,224.5	1,376.0
Olin Corporation’s Shareholder’s Equity	2,492.8	2,543.6	2,785.9
Noncontrolling Interests	41.8	—	—
Total Equity	2,534.6	2,543.6	2,785.9
Total Liabilities and Equity	$8,109.4	$8,044.2	$8,574.7

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2023	2022
Operating Activities:
Net Income	$154.0	$393.0
Stock-based Compensation	3.7	3.1
Depreciation and Amortization	137.1	151.7
Deferred Income Taxes	(11.0)	7.9
Write-off of Equipment and Facility Included in Restructuring Charges	12.8	—
Qualified Pension Plan Contributions	(0.8)	(0.4)
Qualified Pension Plan Income	(5.1)	(8.0)
Changes in:
Receivables	(4.5)	(85.6)
Income Taxes Receivable/Payable	(11.9)	88.0
Inventories	(146.0)	(45.0)
Other Current Assets	(15.9)	(20.3)
Accounts Payable and Accrued Liabilities	(66.1)	(132.6)
Other Assets	(10.5)	(0.8)
Other Noncurrent Liabilities	6.0	2.8
Other Operating Activities	(4.3)	(0.3)
Net Operating Activities	37.5	353.5
Investing Activities:
Capital Expenditures	(61.4)	(47.3)
Payments under Other Long-Term Supply Contracts	(9.3)	—
Other Investing Activities	(0.4)	—
Net Investing Activities	(71.1)	(47.3)
Financing Activities:
Long-term Debt Borrowings (Repayments), Net	192.6	(0.2)
Common Stock Repurchased and Retired	(206.1)	(263.2)
Stock Options Exercised	11.2	5.2
Dividends Paid	(26.2)	(30.8)
Contributions Received from Noncontrolling Interests	44.1	—
Net Financing Activities	15.6	(289.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	0.2
Net (Decrease) Increase in Cash and Cash Equivalents	(18.0)	17.4
Cash and Cash Equivalents, Beginning of Year	194.0	180.5
Cash and Cash Equivalents, End of Period	$176.0	$197.9

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income) and restructuring charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended March 31,
(In millions)	2023	2022
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$154.0	$393.0
Add Back:
Interest Expense	42.4	32.9
Interest Income	(1.1)	(0.4)
Income Tax Provision	40.8	130.6
Depreciation and Amortization	137.1	151.7
EBITDA	373.2	707.8
Add Back:
Restructuring Charges	60.9	3.1
Adjusted EBITDA	$434.1	$710.9

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt less cash and cash equivalents. Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	March 31,	December 31,	March 31,
(In millions)	2023	2022	2022
Current Installments of Long-term Debt	$9.6	$9.7	$201.2
Long-term Debt	2,764.6	2,571.0	2,578.9
Total Debt	2,774.2	2,580.7	2,780.1
Less: Cash and Cash Equivalents	(176.0)	(194.0)	(197.9)
Net Debt	$2,598.2	$2,386.7	$2,582.2

Trailing Twelve Months Adjusted EBITDA (b)	$2,151.0	$2,427.8	$2,663.8

Net Debt to Adjusted EBITDA	1.2	1.0	1.0

(a)Unaudited.
(b)Trailing Twelve Months Adjusted EBITDA as of March 31, 2023 is calculated as the three months ended March 31, 2023 plus the year ended December 31, 2022 less the three months ended March 31, 2022. Trailing Twelve Months Adjusted EBITDA as of March 31, 2022 is calculated as the three months ended March 31, 2022 plus the year ended December 31, 2021 less the three months ended March 31, 2021.